Exhibit 99.1

{Corporate Logo}

Meade Instruments Corp.	The Piacente Group, Inc.
Paul Ross, CFO	Brandi Piacente
Tel: 949-451-1450	Tel: 212-481-2050
Fax: 949-451-1460	Email: brandi@tpg-ir.com

MEADE INSTRUMENTS ENGAGES ROBERT W. BAIRD & CO. FOR
REVIEW OF STRATEGIC ALTERNATIVES

IRVINE, Calif. — October 30, 2007 — Meade Instruments Corp. (Nasdaq: MEAD), a leading designer and manufacturer of optical products, including telescopes and riflescopes, today announced that it has engaged Robert W. Baird & Co. to assist in the Company’s previously announced evaluation of strategic alternatives to maximize shareholder value, which may include a sale of the Company.  Robert W. Baird will serve as financial advisor to the special committee formed by the Board of Directors to conduct a review and develop recommendations for the full Board to consider.

Steve Muellner, President and Chief Executive Officer of Meade, commented, “We continue to execute on our restructuring and growth initiatives, as well as develop new plans for achieving a successful turnaround of the Company.  We believe that the strength of our brands is the foundation for a growing and profitable company.  Therefore, in order to unlock the inherent value of these brands for its shareholders in a timely manner, the Company is pursuing a parallel path and exploring all strategic options. We are pleased that the special committee has chosen a financial advisor as a step in this process.”

In making the announcement, the Company cautioned that there can be no assurance that the exploration of strategic alternatives will result in any financial or business transaction.  The Company does not currently plan to provide interim updates on the special committee’s work and does not expect to report on the strategic alternatives process until the full Board of Directors has considered and pursued recommendations made to it by the special committee.  A timetable for completion of the strategic alternatives review and the Board’s consideration of the results has not been established; however, the special committee and its financial advisor are commencing work immediately.

ABOUT MEADE INSTRUMENTS

Meade Instruments is a leading designer and manufacturer of optical products including telescopes and accessories for the beginning to serious amateur astronomer.  Meade offers a complete line of binoculars that address the needs of everyone from the casual observer to the serious sporting or birding observer. Meade also offers a complete line of riflescopes under the Simmons®, Weaver® and Redfield® brand names. The Company distributes its products worldwide through a network of specialty retailers, mass merchandisers and domestic and foreign distributors. Additional information on Meade is available at www.meade.com.

“Safe-Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This news release contains comments and forward-looking statements based on current plans, expectations, events, and financial and industry trends that may affect the Company’s future operating results and financial position, including, without limitation, management’s beliefs that the Company’s brands are the foundation of a growing and profitable company.  Such statements involve risks and uncertainties which cannot be predicted or quantified and which may cause future activities and results of operations to differ materially from those discussed above. Such risks and uncertainties include, without limitation: the Company’s ability to execute on its restructuring and growth initiatives and the potential need for further restructuring activities; the achievement of a successful turnaround; the ability of the Company to consummate a strategic alternative, if at all, related to all or a portion of the Company’s businesses; the ability of the Company to secure a premium valuation related to any strategic alternative; as well as the other risks and uncertainties previously set forth in the Company’s filings with the Securities and Exchange Commission. For additional information, please refer to the Company’s filings with the Securities and Exchange Commission.